October 2019

Preliminary Terms No. 2,673

Registration Statement Nos. 333-221595; 333-221595-01

Dated October 8, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Fixed Rate Trigger Securities with Downside Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return at maturity based on the performance of 3-Month USD LIBOR (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not guarantee the repayment of any principal. Instead, the securities offer the opportunity for investors to earn a fixed quarterly coupon of at least $47.50 per security per quarter. The actual quarterly coupon will be determined on the pricing date. The payment at maturity on the securities will depend on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to the trigger level of 50% of the initial reference rate, you will receive at maturity the stated principal amount, in addition to the final quarterly coupon. However, if the final reference rate has declined to less than the trigger level as of the valuation date, the payment at maturity will be reduced by 1% for every 1% decline in the reference rate from the initial reference rate and, accordingly, the payment at maturity will be significantly less than the stated principal amount of the securities. However, you will still receive the final quarterly coupon. A very small absolute change in the reference rate can result in a loss on the securities. For example, assuming an initial reference rate of 2.50000%, if the final reference rate were to decline by only 1.50000 percentage points to 1.00000%, while the absolute change in the rate is only 1.50000%, that move actually represents a 60% decline from the initial reference rate, and you would lose 60% of the stated principal amount. The securities are for investors who seek a return at maturity based on changes in the reference rate and who are willing to risk their principal if the reference rate declines below the trigger level in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in any appreciation of the reference rate. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	October , 2019
Original issue date:	October 16, 2019 ( business days after the pricing date)
Maturity date:	April 16, 2020
Quarterly coupon:

At least $47.50 per security per quarter (corresponding to approximately 19.00% per annum).  The actual quarterly coupon will be determined on the pricing date.  The interest rate is fixed and is not tied to the reference rate.

The quarterly coupon payable on each coupon payment date is fixed at at least $47.50 per stated principal amount, regardless of the number of actual days in such quarterly period.

Coupon payment dates:	January 16, 2020 and the maturity date
Reference rate:	3-Month USD LIBOR. Please see “Additional Provisions—Reference Rate” below. Please also see “Additional Provisions—Effect of Benchmark Transition Event,” which describes how the payment at maturity will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event.
Payment at maturity:

▪

If the final reference rate is greater than or equal to the trigger level:

$1,000 plus the final quarterly coupon

▪

If the final reference rate is less than the trigger level:

$1,000 × reference rate performance factor, plus the final quarterly coupon

In this scenario, the payment at maturity will be reduced by 1% for every 1% decline in the reference rate from the initial reference rate and, accordingly, the payment at maturity will be significantly less than the stated principal amount of $1,000.  In all events, you will receive the final quarterly coupon.

Minimum payment at maturity:	None. However, the fixed quarterly coupon will be paid regardless of the performance of the reference rate.
Reference rate performance factor:	final reference rate / initial reference rate
Initial reference rate:	%, which is the reference rate on the pricing date. See “Additional Provisions—Effect of Benchmark Transition Event—Adjustment to Initial Reference Rate,” which describes how we or our designee may adjust the initial reference rate following the occurrence of a Benchmark Transition Event.
Final reference rate:	The reference rate on the valuation date. In no event, however, will the final reference rate be less than 0%.
Trigger level:	%, which is 50% of the initial reference rate (rounded to three decimal places)
Valuation date:	April 13, 2020
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YEN7 / US61766YEN76
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	Approximately $983.80 per security, or within $33.80 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$6.00	$994.00
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $6.00 for each security they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	See “Use of Proceeds and Hedging” on page 20.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 14.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2017   Prospectus dated November 16, 2017

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Investment Summary

Fixed Rate Trigger Securities with Downside Principal Exposure

Principal at Risk Securities

The Fixed Rate Trigger Securities with Downside Principal Exposure, which we refer to as the securities, offer the opportunity for investors to earn a fixed quarterly coupon of at least $47.50 per security per quarter.  The actual quarterly coupon will be determined on the pricing date.  The payment at maturity on the securities will depend on the performance of the reference rate, as determined on the valuation date.  If the final reference rate is greater than or equal to the trigger level of 50% of the initial reference rate, you will receive at maturity the stated principal amount, in addition to the final quarterly coupon.  However, if the final reference rate has declined to less than the trigger level as of the valuation date, the payment at maturity will be reduced by 1% for every 1% decline in the reference rate from the initial reference rate and, accordingly, the payment at maturity will be significantly less than the stated principal amount of the securities.  However, you will still receive the final quarterly coupon.  A very small absolute change in the reference rate can result in a loss on the securities.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 6 months
Quarterly coupon:	At least $47.50 per security per quarter (corresponding to approximately 19.00% per annum). The actual quarterly coupon will be determined on the pricing date.
Trigger level:	50%

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the issue price. We estimate that the value of each security on the pricing date will be approximately $983.80, or within $33.80 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to LIBOR. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to LIBOR, instruments based on LIBOR, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed quarterly coupon and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and LIBOR, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

October 2019	Page 2

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed quarterly coupon of at least $47.50 per quarter per security over the term of the securities. The actual quarterly coupon will be determined on the pricing date. However, if the reference rate has declined by more than 50% from its initial reference rate as of the valuation date, the payment at maturity will be significantly less than the stated principal amount of the securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Return of Principal Scenario	If the final reference rate is greater than or equal to the trigger level, which is equal to 50% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the final quarterly coupon of at least $47.50 (corresponding to approximately 19.00% per annum). The actual quarterly coupon will be determined on the pricing date.
Downside Scenario	If the final reference rate is less than the trigger level, which means that the final reference rate has declined below the trigger level of 50% of the initial reference rate, you will lose 1% for every 1% decline in the reference rate from the initial reference rate. In this scenario, investors will still receive the final quarterly coupon of at least $47.50 per security (corresponding to approximately 19.00% per annum). The actual quarterly coupon will be determined on the pricing date. A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will lose a significant portion, and may lose all, of their investment in this scenario.

October 2019	Page 3

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Additional Provisions

Reference Rate

Notwithstanding the provisions set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—LIBOR Debt Securities,” “Reference Rate” or “3-Month USD LIBOR” mean, for any day with respect to which the level of such rate must be determined (each, a “LIBOR determination date”), the arithmetic mean of the offered rates for deposits in U.S. dollars having a 3 month maturity, commencing on the second London banking day immediately following that LIBOR determination date that appear on the Designated LIBOR Page as of approximately 11:00 a.m., London time, on that LIBOR determination date, if at least two offered rates appear on the Designated LIBOR Page, provided that if the specified Designated LIBOR Page, as defined below, by its terms provides only for a single rate, that single rate will be used.

•	If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with the issuer, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a 3 month period commencing on the second London banking day immediately following the LIBOR determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that LIBOR determination date will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, as described in the prior paragraph, LIBOR will be determined for the applicable LIBOR determination date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR determination date, by three major banks in New York City selected by the calculation agent, after consultation with the Issuer, for loans in U.S. dollars to leading European banks, having a 3 month maturity and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

•	If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that LIBOR determination date will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Effect of Benchmark Transition Event

The following provisions apply to the securities notwithstanding the terms set forth elsewhere in this pricing supplement and the provisions set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—LIBOR Debt Securities.”

Benchmark Replacement. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Adjustment to Initial Reference Rate. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to adjust the Initial Reference Rate to take into account the effect of any other determination, decision or election that may be made by us or our designee pursuant to this section entitled “Effect of Benchmark Transition Event.”

Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to this section entitled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or

October 2019	Page 4

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, three-month U.S. dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month U.S. dollar LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if we or our designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)   the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)   the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)   the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)   the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)   the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)   the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “LIBOR determination date,” timing and frequency of determining rates and making payments, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our

October 2019	Page 5

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)   in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)   in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)   a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us or our designee in accordance with:

(1)   the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)   if, and to the extent that, we or our designee determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us or our designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

October 2019	Page 6

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month U.S. dollar LIBOR, 11:00 a.m., London time, on the relevant LIBOR determination date, and (2) if the Benchmark is not three-month U.S. dollar LIBOR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Postponement of Valuation Date and Maturity Date

If the scheduled valuation date is not a London banking day, the valuation date will be postponed to the immediately following London banking day.

If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date, as postponed.

October 2019	Page 7

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Secured Overnight Financing Rate

As further described under “Risk Factors” below, the payment at maturity on the securities may, in certain circumstances, be determined by reference to either a Term SOFR or Compounded SOFR.

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. government securities business day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

October 2019	Page 8

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

How the Fixed Rate Trigger Securities with Downside Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The actual quarterly coupon, initial reference rate and trigger level will be determined on the pricing date. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical quarterly coupon:	$47.50 per security per quarter (corresponding to approximately 19.00% per annum)
Trigger level:	50%
Hypothetical initial reference rate:	2.50000%
Hypothetical trigger level:	1.25000%, which is equal to 50% of the hypothetical initial reference rate

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.50000%, if the final reference rate were to decline by only 1.50000 percentage points to 1.00000%, while the absolute change in the rate is only 1.50000%, that move actually represents a 60% decline from the hypothetical initial reference rate, and you would lose 60% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Fixed Rate Trigger Securities with Downside Principal Exposure Payoff Diagram(1)

(1) The payoff diagram above does not incorporate the fixed quarterly coupon payments, which will be paid regardless of the performance of the reference rate

October 2019	Page 9

Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

How it works

▪	Return of Principal Scenario. If the final reference rate is greater than or equal to the trigger level, you would receive per security the $1,000 stated principal amount plus the hypothetical quarterly coupon of $47.50 on each coupon payment date (corresponding to approximately 19.00% per annum) for a total payment over the term of the securities of $1,095.00.

▪	Downside Scenario. If the final reference rate has declined below the trigger level of 50%, the payment at maturity per security would be less than the stated principal amount of $1,000 and you would lose 1% for every 1% decline in the reference rate from the initial reference rate. In this scenario, you would still receive the hypothetical quarterly coupon of $47.50 per security on each coupon payment date (corresponding to approximately 19.00% per annum). A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will a significant portion, and may lose all, of their investment in this scenario.

o	For example, assuming an initial reference rate of 2.50000%, if the final reference rate were to decline by 1.87500 percentage points to 0.62500%, which represents a 75% decline from the initial reference rate, the total payment on the securities would be $250.00 (25% of the stated principal amount) plus the hypothetical quarterly coupon of $47.50 on each coupon payment date. Therefore, the total payment over the term of the securities would be $345.00 per security.

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Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The total payment on the securities in the table below reflects the fixed quarterly coupon of $47.50 per security per quarter (corresponding to 19.00% per annum) that will be paid regardless of the performance of the reference rate. The table and examples set forth below assume a hypothetical initial reference rate of 2.50000% and a hypothetical trigger level of 1.25000% (equal to 50.00% of the hypothetical initial reference rate). A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will a significant portion, and may lose all, of their investment in this scenario. The actual quarterly coupon, initial reference rate and trigger level will be determined on the pricing date. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate increase / decline	Reference rate performance factor	Payment at maturity (excluding the final coupon)	Total coupon payments on the securities	Total payment on the securities (payment at maturity + total coupon payments)	Total return on the securities
4.50000%	80.000%	80.000%	$1,000.00	$95.00	$1,095.00	9.500%
4.25000%	70.000%	70.000%	$1,000.00	$95.00	$1,095.00	9.500%
4.00000%	60.000%	60.000%	$1,000.00	$95.00	$1,095.00	9.500%
3.75000%	50.000%	50.000%	$1,000.00	$95.00	$1,095.00	9.500%
3.50000%	40.000%	40.000%	$1,000.00	$95.00	$1,095.00	9.500%
3.25000%	30.000%	30.000%	$1,000.00	$95.00	$1,095.00	9.500%
3.00000%	20.000%	20.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.87500%	15.000%	15.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.75000%	10.000%	10.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.62500%	5.000%	5.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.5000%	0.000%	0.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.37500%	-5.000%	-5.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.25000%	-10.000%	-10.000%	$1,000.00	$95.00	$1,095.00	9.500%
2.00000%	-20.000%	-20.000%	$1,000.00	$95.00	$1,095.00	9.500%
1.87500%	-25.000%	-25.000%	$1,000.00	$95.00	$1,095.00	9.500%
1.75000%	-30.000%	-30.000%	$1,000.00	$95.00	$1,095.00	9.500%
1.50000%	-40.000%	-40.000%	$1,000.00	$95.00	$1,095.00	9.500%
1.25000%	-50.000%	-50.000%	$1,000.00	$95.00	$1,095.00	9.500%
1.22490%	-51.004%	-51.004%	$489.96	$95.00	$584.96	-41.504%
1.00000%	-60.000%	-60.000%	$400.00	$95.00	$495.00	-50.500%
0.75000%	-70.000%	-70.000%	$300.00	$95.00	$395.00	-60.500%
0.50000%	-80.000%	-80.000%	$200.00	$95.00	$295.00	-70.500%
0.25000%	-90.000%	-90.000%	$100.00	$95.00	$195.00	-80.500%
0.00000%(1)	-100.000%	-100.000%	$0.00	$95.00	$95.00	-90.500%

(1) In no event will the final reference rate be less than 0%.

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Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Hypothetical Examples of Payment at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 1.25000 percentage points from the initial reference rate of 2.50000% to a final reference rate of 3.75000%, which represents a 50% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the trigger level, the payment at maturity is equal to $1,047.50 per security, calculated as follows:

$1,000 + final hypothetical quarterly coupon

$1,000 + $47.50 = $1,047.50

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the payment at maturity per security is limited to the stated principal amount plus the final hypothetical quarterly coupon of $47.50. The total payment on the securities in this example is $1,095.00, based on the repayment of principal and the total quarterly coupons over the term of the securities of $95.00 per security.

Example 2: The reference rate decreases by 0.25000 percentage points from the initial reference rate of 2.50000% to a final reference rate of 2.25000%, which represents a 10% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the trigger level, the payment at maturity is equal to $1,047.50 per security, calculated as follows:

$1,000 + final hypothetical quarterly coupon

$1,000 + $47.50 = $1,047.50

Although the reference rate decreased by 10% from its initial reference rate to its final reference rate in this example, because the reference rate has not decreased below the trigger level of 50%, the payment at maturity per security is equal to the stated principal amount plus the final hypothetical quarterly coupon of $47.50. The total payment on the securities in this example is $1,095.00, based on the repayment of principal and the total quarterly coupons over the term of the securities of $95.00 per security.

Example 3: The reference rate decreases by 1.75000 percentage points from the initial reference rate of 2.50000% to a final reference rate of 0.75000%, which represents a 70% decrease from the initial reference rate.

Because the final reference rate is less than the trigger level, the payment at maturity is equal to $347.50 per $1,000 security, calculated as follows:

$1,000 × reference rate performance factor + final quarterly coupon

= $1,000 × -70% + $47.50

= $300.00 + $47.50

= $347.50

The total payment on the securities in this example is $395.00, due to the loss on the principal amount but including the total quarterly coupons over the term of the securities of $95 per security. In this example, investors will lose 60.5% of the stated principal amount.

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Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2009 to October 3, 2019. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

When reviewing the historical performance of the reference rate in the below graph, it is important to understand that a very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 2.50000%, the trigger level would be equal to 1.25000% (50% of the hypothetical initial reference rate), which represents a decrease of only 1.25000 percentage points. If the final reference rate is less than the trigger level, you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

* The red solid line indicates the trigger level assuming the level of the reference rate on October 3, 2019 were the initial reference level.

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Morgan Stanley Finance LLC

Fixed Rate Trigger Securities with Downside Principal Exposure due April 16, 2020

Based on 3-Month USD LIBOR

Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that depends upon the final reference rate. If the reference rate declines to below the trigger level of 50%, the payment at maturity will be reduced by 1% for every 1% decline in the reference rate from the initial reference rate and, accordingly, the payment at maturity will be significantly less than the stated principal amount of the securities. A very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.50000%, if the final reference rate were to decline by only 1.50000 percentage points to 1.00000%, which represents a 60% decline from the initial reference rate, investors would lose 60% of the investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. See “How the Fixed Rate Trigger Securities with Downside Principal Exposure Work” above.

▪	Investors will not participate in any appreciation in the reference rate. Investors will not participate in any appreciation in the reference rate from the initial reference rate, and the return on the securities will be limited to the quarterly coupon that is paid on each coupon payment date.

▪	The appreciation potential is fixed and limited. Where the final reference rate is greater than or equal to the trigger level, the appreciation potential of the securities is limited to the quarterly coupon of at least $47.50 per security per quarter (corresponding to approximately 19.00% per annum), even if the final reference rate is significantly greater than the initial reference rate. The actual quarterly coupon will be determined on the pricing date. See “Hypothetical Examples of Payment at Maturity” on page 12 above.

▪	The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the trigger level, in which case you will lose a significant portion of your initial investment in the securities.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities on coupon payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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Based on 3-Month USD LIBOR

Principal at Risk Securities

▪	The reference rate will be affected by a number of factors. Several factors, many of which are beyond our control, will influence the value of the securities and the price, if any, at which your broker may be willing to purchase or sell the securities, including, but not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. This can lead to significant adverse changes in the market price of the securities. If you are able to sell the securities prior to maturity, you may receive substantially less than the stated principal amount even if the level of the reference rate is greater than the trigger level at the time of sale.

▪	The reference rate may be volatile. Volatility is a measure of the degree of variation in the reference rate over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the final reference rate will be less than the trigger level, which would result in a loss of all or a substantial portion of your investment of your principal at maturity. However, the reference rate’s volatility can change significantly over the term of the securities. The reference rate could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the reference rate and the potential to lose a significant portion or all of your principal amount at maturity.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

▪	Reform of LIBOR. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause LIBOR to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on the securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR could increase the costs and risks of administering or otherwise participating in the setting of LIBOR and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or participate in LIBOR, trigger changes in the rules or methodologies used in LIBOR or lead to the disappearance of LIBOR. The disappearance of LIBOR or changes in the manner of administration of LIBOR could have materially adverse consequences in relation to the securities.

▪	Potential replacement of LIBOR may adversely affect the return on the securities and their secondary market prices. Central banks around the world, including the U.S. Federal Reserve, have commissioned working groups that include market participants (the “Alternative Rate Committees”) with the goal of finding suitable replacements for their currency’s LIBOR that are based on observable market transactions. The search for replacements accelerated after the Financial Stability Board reported that uncertainty surrounding the integrity of LIBOR represents a potentially serious systemic vulnerability and risk due to limited transactions in the underlying inter-bank lending market. In July 2017, the Chief Executive of the United Kingdom Financial Conduct Authority (the “FCA”), which regulates LIBOR, called for an orderly transition over a 4-5 year period from LIBOR to the reference rates selected by the Alternative Rate Committees. The FCA’s announcement stated that it expects that it would not be in a position to sustain LIBOR through its influence or legal compulsion powers after the end of 2021. Any transition away from LIBOR, as well as the uncertainty surrounding the future of LIBOR and future regulatory and market developments, could have a materially adverse effect on the return on the securities and their secondary market prices. See also “Risk Factors—Reform of LIBOR” herein.

▪	If LIBOR is discontinued, the payment at maturity will be determined by reference to a different base rate, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities; there is no guarantee that any Benchmark Replacement will be a comparable substitute for LIBOR. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of three-month U.S. dollar LIBOR and cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then the payment at maturity on the securities will no longer be determined by reference to LIBOR, but instead will be determined by reference to a different base rate, which will be a different benchmark than LIBOR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Effect of Benchmark Transition Event” above. In such a case, in the first instance, the Payment at maturity on the securities will be determined based on Term SOFR, which is a forward-looking term rate based on SOFR that is currently being considered for development by the Alternative Reference Rates Committee (the “ARRC”), which is a group of private-market participants convened by the Federal Reserve Board and the Federal Reserve Bank of New York to help

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Based on 3-Month USD LIBOR

Principal at Risk Securities

ensure a successful transition from U.S. dollar LIBOR to SOFR. There can be no assurance that the development of a Term SOFR will be completed and selected or recommended by the ARRC.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us or our designee. In addition, the terms of the securities expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “LIBOR determination date,” timing and frequency of determining rates and making payments and other administrative matters. The terms of the securities also expressly authorize us or our designee to adjust the initial reference rate following the occurrence of a Benchmark Transition Event. The determination of a Benchmark Replacement, the calculation of the payment at maturity on the securities by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the securities in connection with a Benchmark Transition Event could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of LIBOR, the Benchmark Replacement will not be the economic equivalent of LIBOR, there can be no assurance that the Benchmark Replacement will perform in the same way as LIBOR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for LIBOR (each of which means that a Benchmark Transition Event could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the securities, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for securities linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

For example, if the Benchmark Replacement is a Term SOFR or Compounded SOFR, as adjusted as described herein, the composition and characteristics of SOFR are not the same as those of LIBOR and the Benchmark Replacement, as so adjusted, will not be the economic equivalent of LIBOR. In June 2017, the ARRC announced SOFR as its recommended alternative to U.S. dollar LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR (including a Term SOFR or Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Furthermore, a Benchmark Replacement of Term SOFR (if developed and selected or recommended by the ARRC) or Compounded SOFR, even with the application of a Benchmark Replacement Adjustment and any implementation of Benchmark Replacement Conforming Changes, will not have the same composition and characteristics as those of LIBOR and there is no guarantee that such Benchmark Replacement, as so adjusted, will be suitable as a substitute for LIBOR. For additional information regarding SOFR, see “Secured Overnight Financing Rate” above.

See also “—Reform of LIBOR” and “—Potential replacement of LIBOR may adversely affect the return on the securities and their secondary market prices” above.

▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the

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Based on 3-Month USD LIBOR

Principal at Risk Securities

securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish

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Principal at Risk Securities

research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial reference rate, the final reference rate, the reference rate performance factor and the payment that you will receive at maturity, if any. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Additional Provisions―Reference Rate” and related definitions above.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information—Tax Considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) an Option (as defined below under “Additional Information—Tax Considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information—Tax Considerations”), in exchange for a cash amount based on the performance of the Reference Rate, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Option. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. Additionally, the risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if a security is properly treated as a unit consisting of an Option and a Deposit, there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as short-term capital gain or loss or as ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders (as defined below) should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on any of the payments made with respect to the securities to Non-U.S. Holders. Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

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Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $6.00 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the fixed quarterly coupon, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)	an option (the “Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the Reference Rate; and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Option (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

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Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Option (the “Option Premium”). The Yield on the Deposit will be determined by us as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Option. Our allocation of the issue price between the Option and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this document and is subject to confirmation on the pricing date. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Option Premium. The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes. Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the securities will generally be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder who is a cash-method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to receipt of such amounts unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt. An accrual-method U.S. Holder will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on theDeposit according to a constant yield method based on daily compounding.

Additionally, a cash-method U.S. Holder who does not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the securities until the Yield on the Deposit is included in income. The amount of deductions required to be deferred should not exceed the amount of the Yield on the Deposit the U.S. Holder would have taken into income under an election to accrue such amounts.

The Option Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Option is described below.

Taxation of the Securities at Maturity

Receipt of Stated Principal Amount in Cash upon Maturity of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Option will be deemed to have expired unexercised. In

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such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Option Premium received by the U.S. Holder over the term of the securities (including Option Premium received upon maturity) as gain at such time. See below under “—Character of Gain or Loss at Maturity” regarding the uncertain character of such gain.

Receipt of a Cash Amount Based on the Performance of the Reference Rate upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Option. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Option Premium received by the U.S. Holder over the term of the securities (including the Option Premium received at maturity) and (ii) the Deposit. See below under “—Character of Gain or Loss at Maturity” regarding the uncertain character of such gain or loss.

Character of Gain or Loss at Maturity. Because the payment at maturity of a security is based on the performance of an interest rate, there is significant uncertainty regarding whether gain or loss recognized with respect to the Option at the maturity of a security should be treated as capital gain or loss or as ordinary income or loss. Our counsel believes it would be reasonable to treat any such gain or loss as short-term capital gain or loss. However, the IRS may assert that any gain or loss recognized by a U.S. Holder upon maturity of the securities should be treated as ordinary income or loss. In the event of an ordinary loss to certain non-corporate U.S. Holders, any deduction arising from the loss may be treated as a non-deductible “miscellaneous itemized deduction.” You should consult your tax adviser regarding the character of gain or loss recognized upon maturity of the securities.

Sale or Exchange of the Securities Prior to Maturity. For the purpose of determining gain or loss on the Deposit and the Option upon sale or exchange of the securities prior to maturity, a U.S. Holder should apportion the amount realized between the Deposit and the Option based on their respective values on the date of such sale or exchange. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. Such gain will be treated as ordinary interest income to the extent of any accrued but unpaid Yield on the Deposit not previously included in income, and any remaining gain will be treated as short-term capital gain. Loss on the Deposit will be treated as short-term capital loss. The amount realized that is attributable to the Option, together with the total Option Premium received by the U.S. Holder over the term of the security, should be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Option Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Option. In such a case, the U.S. Holder should recognize short-term capital gain or loss in respect of the Option in an amount equal to the total Option Premium received by the U.S. Holder over the term of the security, less the amount of the Option Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income, gain or loss with respect to the securities would be materially and adversely affected.

Under one alternative characterization, the IRS could seek to treat a security as a unit consisting of a deposit and a “notional principal contract” instead of an option. In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent payments, the timing and character of income and deductions on the notional principal contract would be unclear. A U.S. Holder would likely be required to recognize income during the term of the securities with respect to the notional principal contract, in an amount that could differ from the portion of the coupon payments that is attributable to the notional principal contract. In addition, any income or loss recognized by a U.S. Holder at maturity of the securities would likely be ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

Alternatively, the IRS could assert that a security is a short-term debt instrument, with the result that the timing and character of income or loss on the securities might differ from the tax treatment described above. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

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Other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire amount of each coupon payment on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Option Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussion below regarding FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

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•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the, possibly with retroactive effect. There is substantial uncertainty regarding the proper tax treatment of the securities. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on payments made with respect to the securities to Non-U.S. Holders. Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If

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withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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